Exhibit 99.1

AMERISAFE Announces 2022 Second Quarter Results

Reports Net Combined Ratio of 86.7%

DERIDDER, La.--(BUSINESS WIRE)--July 28, 2022--AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced results for the second quarter ended June 30, 2022.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	% Change	2022	2021	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned	$70,279	$69,888	0.6%	$137,835	$140,634	-2.0%
Net investment income	6,485	6,730	-3.6%	12,598	13,313	-5.4%
Net realized gains on investments (pre-tax)	1,079	1,179	-8.5%	1,817	1,498	21.3%
Net unrealized gains (losses) on
equity securities (pre-tax)	(9,942)	3,286	NM	(8,902)	8,797	NM
Net income	6,132	23,767	-74.2%	23,463	43,079	-45.5%
Diluted earnings per share	$0.32	$1.23	-74.0%	$1.21	$2.22	-45.5%
Operating net income	13,134	20,240	-35.1%	29,060	34,946	-16.8%
Operating earnings per share	$0.68	$1.04	-34.6%	$1.50	$1.80	-16.7%
Book value per share	$19.95	$24.19	-17.5%	$19.95	$24.19	-17.5%
Net combined ratio	86.7%	74.4%		83.4%	79.6%
Return on average equity	6.3%	20.8%		12.0%	19.0%

G. Janelle Frost, President and Chief Executive Officer, observed, “Robust payroll audits led to premium growth this quarter, helping to offset premium declines from underlying loss costs decreases. In addition, strong renewal retention continued despite competition not waning in 2022.”

INSURANCE RESULTS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	% Change	2022	2021	% Change
	(in thousands)			(in thousands)

Gross premiums written	$74,460	$73,724	1.0%	$152,251	$155,238	-1.9%
Net premiums earned	70,279	69,888	0.6%	137,835	140,634	-2.0%
Loss and loss adjustment expenses incurred	40,326	32,423	24.4%	78,067	71,940	8.5%
Underwriting and certain other operating costs,
commissions, salaries and benefits	19,913	18,455	7.9%	35,026	37,422	-6.4%
Policyholder dividends	688	1,117	-38.4%	1,877	2,467	-23.9%
Underwriting profit (pre-tax)	$9,352	$17,893	-47.7%	$22,865	$28,805	-20.6%

Insurance Ratios:
Current accident year loss ratio	71.0%	72.0%		71.0%	72.0%
Prior accident year loss ratio	-13.6%	-25.6%		-14.4%	-20.8%
Net loss ratio	57.4%	46.4%		56.6%	51.2%
Net underwriting expense ratio	28.3%	26.4%		25.4%	26.6%
Net dividend ratio	1.0%	1.6%		1.4%	1.8%
Net combined ratio	86.7%	74.4%		83.4%	79.6%
  Gross written premiums in the quarter were higher by $0.7 million, or 1.0%, compared with the second quarter of 2021. Voluntary premiums were lower by 5.6% compared to the second quarter of 2021.
  Payroll audits and related premium adjustments were $5.0 million higher than the second quarter of 2021. Audits and other adjustments increased premiums written by $5.5 million in the second quarter of 2022, compared to an increase in premiums written of $0.5 million in the second quarter of 2021. The increase was due to payroll audits now occurring on policy years in which payrolls were less affected by the COVID-19 pandemic.
  The current accident year loss ratio for the second quarter was 71.0%, one point lower than the 72.0% ratio initially set for accident year 2021. During the quarter, the Company experienced favorable net loss development for prior accident years, which reduced loss and loss adjustment expenses by $9.6 million, primarily from accident years 2020 through 2017.
  For the quarter ended June 30, 2022, the underwriting expense ratio was 28.3% compared with 26.4% in the same quarter in 2021. The increase was primarily due to higher insurance assessments compared with the second quarter of 2021.
  The effective tax rate for the quarter ended June 30, 2022 was 13.9%, lower than 18.5% in the second quarter of 2021 due to a higher proportion of income from tax-exempt investments.

INVESTMENT RESULTS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	% Change	2022	2021	% Change
	(in thousands)			(in thousands)
Net investment income	$6,485	$6,730	-3.6%	$12,598	$13,313	-5.4%
Net realized gains on
investments (pre-tax)	1,079	1,179	-8.5%	1,817	1,498	21.3%
Net unrealized gains (losses) on
equity securities (pre-tax)	(9,942)	3,286	NM	(8,902)	8,797	NM
Pre-tax investment yield	2.5%	2.3%		2.4%	2.3%
Tax-equivalent yield (1)	2.9%	2.6%		2.9%	2.6%
_____________________
(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.
  Net investment income for the quarter ended June 30, 2022, decreased 3.6% to $6.5 million from $6.7 million in the second quarter of 2021, due to lower investment yields on fixed-income securities and slightly lower average invested assets
  Due to increases in interest rates, the market value of our bond portfolio declined during the quarter.
  Due to declines in the equity markets, the value of our equity securities were lower by $9.9 million during the quarter, compared to a gain of $3.3 million in the second quarter of 2021. These changes in value are reflected in net income.
  As of June 30, 2022, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion.

CAPITAL MANAGEMENT

During the second quarter of 2022, the Company repurchased 77,699 shares at an average cost of $46.88 per share for a total of $3.6 million. The remaining outstanding share repurchase authorization as of June 30, 2022 is $19.3 million.

During the second quarter of 2022, the Company paid a regular quarterly cash dividend of $0.31 per share on June 24, 2022. On July 26, 2022 the Board of Directors declared a quarterly cash dividend of $0.31 per share, payable September 23, 2022 to shareholders of record as of September 9, 2022.

Book value per share at June 30, 2022 was $19.95, a decrease of 3.2% from $20.62 at December 31, 2021.

SUPPLEMENTAL INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(in thousands, except share and per share data)

Net income	$6,132	$23,767	$23,463	$43,079
Less:
Net realized gains on investments	1,079	1,179	1,817	1,498
Net unrealized gains (losses) on equity securities	(9,942)	3,286	(8,902)	8,797
Tax effect (1)	1,861	(938)	1,488	(2,162)
Operating net income (2)	$13,134	$20,240	$29,060	$34,946

Average shareholders’ equity (3)	$390,131	$457,996	$392,156	$453,591
Less:
Average accumulated other comprehensive income (loss)	(4,409)	16,417	2,332	18,941
Average adjusted shareholders’ equity (2)	$394,540	$441,579	$389,824	$434,650

Diluted weighted average common shares	19,332,168	19,380,611	19,367,085	19,384,078

Return on average equity (4)	6.3%	20.8%	12.0%	19.0%
Operating return on average adjusted equity (2)	13.3%	18.3%	14.9%	16.1%
Diluted earnings per share	$0.32	$1.23	$1.21	$2.22
Operating earnings per share (2)	$0.68	$1.04	$1.50	$1.80

_____________________
(1)	The tax effect of net realized losses on investments and net unrealized gains (losses) on equity securities is calculated with an effective tax rate of 21%.
(2)

Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

CONFERENCE CALL INFORMATION

AMERISAFE has scheduled a conference call for July 29, 2022, at 10:30 a.m. Eastern Time to discuss the results for the quarter and comment on future periods. To participate in the conference call, dial 323-701-0160 (Conference Code 1912102) at least ten minutes before the call begins.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.

FORWARD LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors. Other factors that may affect our results are set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2021. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

AMERISAFE, INC. AND SUBSIDIARIES Consolidated Statements of Income (in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$74,460	$73,724	$152,251	$155,238
Ceded premiums written	(2,725)	(2,486)	(5,284)	(5,003)
Net premiums written	$71,735	$71,238	$146,967	$150,235

Net premiums earned	$70,279	$69,888	$137,835	$140,634
Net investment income	6,485	6,730	12,598	13,313
Net realized gains on investments	1,079	1,179	1,817	1,498
Net unrealized gains (losses) on equity securities	(9,942)	3,286	(8,902)	8,797
Fee and other income	135	74	248	266
Total revenues	68,036	81,157	143,596	164,508

Expenses:
Loss and loss adjustment expenses incurred	40,326	32,423	78,067	71,940
Underwriting and other operating costs	19,913	18,455	35,026	37,422
Policyholder dividends	688	1,117	1,877	2,467
Provision for investment related credit loss
expense (benefit)	(14)	(9)	81	(117)
Total expenses	60,913	51,986	115,051	111,712

Income before taxes	7,123	29,171	28,545	52,796
Income tax expense	991	5,404	5,082	9,717
Net income	$6,132	$23,767	$23,463	$43,079

AMERISAFE, INC. AND SUBSIDIARIES Consolidated Statements of Income (cont.) (in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Basic EPS:
Net income	$6,132	$23,767	$23,463	$43,079

Basic weighted average common shares	19,273,934	19,327,422	19,302,805	19,319,608
Basic earnings per share	$0.32	$1.23	$1.22	$2.23

Diluted EPS:
Net income	$6,132	$23,767	$23,463	$43,079

Diluted weighted average common shares:
Weighted average common shares	19,273,934	19,327,422	19,302,805	19,319,608
Restricted stock	58,234	53,189	64,280	64,470
Diluted weighted average common shares	19,332,168	19,380,611	19,367,085	19,384,078

Diluted earnings per share	$0.32	$1.23	$1.21	$2.22

AMERISAFE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (in thousands)
	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Investments	$966,400	$1,012,571
Cash and cash equivalents	85,318	70,722
Amounts recoverable from reinsurers	118,575	120,561
Premiums receivable, net	143,307	135,100
Deferred income taxes	21,927	14,384
Deferred policy acquisition costs	18,103	17,059
Other assets	28,290	32,327
	$1,381,920	$1,402,724

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$724,891	$745,278
Unearned premiums	130,224	121,092
Insurance-related assessments	18,566	16,850
Other liabilities	123,250	120,181

Shareholders’ equity	384,989	399,323
Total liabilities and shareholders’ equity	$1,381,920	$1,402,724

Contacts

Neal A. Fuller, EVP & CFO
AMERISAFE
337.463.9052